UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   BLANCHARD, ERIC A.

   DEAN FOODS COMPANY
   3600 N. RIVER ROAD
   FRANKLIN PARK, IL  60131
2. Issuer Name and Ticker or Trading Symbol
   DEAN FOODS COMPANY
   DF
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   MAY, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT, SECRETARY & GENERAL COUNSEL
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
DEAN FOODS COMPANY COMMON S|      |    | |                  |   |           |13,497             |D     |                           |
TOCK                       |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
INCENTIVE STOCK OPTION|38.00   |5/27/|A   | |2175       |A  |5/27/|5/27/|COMMON STOCK|2175   |       |            |   |            |
                      |        |97   |    | |           |   |98*  |07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|38.00   |5/27/|A   | |7563       |A  |5/27/|5/27/|COMMON STOCK|7563   |       |            |   |            |
TION                  |        |97   |    | |           |   |98*  |07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|28.13   |5/27/|A   | |2252       |A  |5/27/|5/27/|COMMON STOCK|2252   |       |            |   |            |
TION                  |        |97   |    | |           |   |98** |07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|22.87   |5/27/|A   | |2819       |A  |5/27/|5/27/|COMMON STOCK|2819   |       |            |   |            |
TION                  |        |97   |    | |           |   |98** |07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|27.50   |5/27/|A   | |6873       |A  |5/27/|5/27/|COMMON STOCK|6873   |       |            |   |            |
TION                  |        |97   |    | |           |   |98** |07   |            |       |       |            |   |            |
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NON-QUALIFIED STOCK OP|32.00   |5/27/|A   | |6688       |A  |5/27/|5/27/|COMMON STOCK|6688   |       |77,207      |D  |            |
TION                  |        |97   |    | |           |   |98** |07   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*25% BECOMES EXERCISABLE EACH SUCCESSIVE ANNIVERSARY GRANT DATE; DATE FIRST EXERCISABLE
**33% BECOMES EXERCISABLE EACH SUCCESSIVE ANNIVERSARY GRANT DATE; DATE FIRST EXERCISABLE
SIGNATURE OF REPORTING PERSON
AS ATTORNEY-IN-FACT FOR ERIC A. BLANCHARD
DATE
JUNE 9, 1997